Exhibit 21.1
THE NEW HOME COMPANY LLC
SUBSIDIARIES

Subsidiary	State of Incorporation or Formation
The New Home Company LLC	Delaware
TNHC Realty and Construction Inc.	Delaware
The New Home Company Southern California LLC	Delaware
LR8 Investors, LLC	Delaware
TNHC-TCN Santa Clarita, LP	Delaware
TNHC Meridian Investors LLC	Delaware
TNHC San Juan LLC	Delaware
Calabasas Village LP	Delaware
The New Home Company Northern California LLC	Delaware
Larkspur Land 8 Investors, LLC	Delaware
TNHC-HW San Jose LLC	Delaware
McKinley Village LLC	Delaware
TNHC Land Company LLC	Delaware
TNHC Russell Ranch LLC	Delaware
TNHC-HW Foster City LLC	Delaware
TNHC-HW Cannery LLC	Delaware